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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF MCMS, INC.

Name                                        Jurisdiction of Incorporation

M.C.M.S. International, Inc.                British Virgin Islands
M.C.M.S. Sdn. Bhd.                          Malaysia
M.C.M.S. Belgium S.A.                       Belgium
M.C.M.S. Netherlands B.V.                   Netherlands
M.C.M.S. Asia Pacific Pte. Ltd.             Singapore